EXHIBIT 99.1

Rand Capital Announces Fourth Quarter Results

  Net Asset Value is $3.40 per share for the quarter ending December 31, 2009
  One new investment and five follow-on investments totaling $1.5 million
  Two portfolio exits – Kionix, Inc. and RAMSCO generated $5.7 million

BUFFALO, N.Y., Feb. 8, 2010 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the fourth quarter ended December 31, 2009 highlighting a net asset value of $3.40 per share, a decrease of ($0.02) from September 30, 2009. At the end of the fourth quarter, Rand's total investment portfolio was valued at $24.3 million, which exceeds its cost basis of $14.8 million, reflecting $9.5 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated: "It was a busy fourth quarter as we deployed capital into one new investment and five existing portfolio companies. We exited Kionix, Inc. and RAMSCO which were the first two investments in our SBIC. These investments were very successful with estimated annualized returns over 20%. With approximately $10 million in cash, we are busy evaluating new investment opportunities."

Portfolio Activities

During the quarter:

  Rand made one new investment of $250,000 in Rheonix, Inc. (Ithaca, NY) (www.rheonix.com). Rheonix is a spin-off of Kionix, Inc. (Ithaca, NY) (www.kionix.com) and develops microfluidic testing devices used in the testing of small volumes of chemicals and biological fluids.
  Also during the quarter, Rand made a $150,000 follow-on investment in Microcision LLC (Philadelphia, PA) (www.microcision.com). Microcision is a manufacturer of custom medical and dental implants including precision machined components, implants and assemblies.
  A $500,000 follow-on investment was made in Carolina Skiff, LLC (Waycross, GA) (www.carolinaskiff.com) which manufactures fresh water, ocean fishing and pleasure boats.
  A $75,000 follow-on investment in SOMS Technologies, LLC (Valhalla, NY) (www.microgreenfilter.com). SOMS produces and markets the microGreen Extended Performance Oil Filter.
  A $500,000 follow-on investment in Gemcor II, LLC (West Seneca, NY) (www.gemcor.com), which designs and sells automatic riveting machines used in the assembly of aircraft components.

Rand realized two exits during the fourth quarter. Kionix, Inc. was purchased by ROHM Co., Ltd. which resulted in proceeds of $5.3 million on Rand's original $1.5 million equity investment. Also during the quarter, RAMSCO, Inc. (Watervliet, NY) (www.ramsco.com) repaid its Notes and warrants to Rand.

During the quarter, Rand revalued its investment in Niagara Dispensing Technologies, Inc. (Amherst, NY) (www.niagaradispensing.com) to reflect its current and expected financial performance.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results.  Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com